EXHIBIT 5.1


                                 May 18, 1998



Micro Linear Corporation
2092 Concourse Drive
San Jose, California  95131

      Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 19, 1998, in connection with the registration under the Securities Act of 1933, as amended, of (i) 600,000 shares of Common Stock (the "NSO Shares") to be issued under your Nonstatutory Stock Option Plan (the "NSO Plan"), (ii) 1,409,885 shares of Common Stock (the "Option Shares") to be issued under your 1991 Stock Option Plan (the "Option Plan") and (iii) 175,000 shares of Common Stock (the "ESPP Shares") to be issued under your 1994 Employee Stock Purchase Plan (the "ESPP").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the NSO Shares, the Option Shares (collectively, the "Shares"). It is our opinion that the Shares, when issued and sold in the manner referred to in the NSO Plan, the OPtion Plan and the ESPP (collectively, the "Plans"), and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                            Sincerely,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI